Exhibit 2
EXECUTION COPY

EXCHANGE RIGHTS AGREEMENT

DATED AUGUST 18, 2010
among
CHINA RECYCLING ENERGY CORPORATION
WELL KENT INTERNATIONAL ENTERPRISES (SHENZHEN) COMPANY LIMITED
CHINA JINGU INTERNATIONAL TRUST & INVESTMENT CORPORATION
CHINA CINDA (HK) ASSET MANAGEMENT CO., LIMITED
AND
XI’AN TCH ENERGY TECHNOLOGY CO., LTD.

Exhibit
Exhibit A            Notice of Exchange

EXCHANGE RIGHTS AGREEMENT
This Exchange Rights Agreement (the “Agreement”) is entered into as of August 18, 2010, between:
(i)	China Recycling Energy Corporation, a company incorporated and existing under the laws of the State of Nevada (the “Company”);

(ii)	Well Kent International Enterprises (Shenzhen) Company Limited and China Jingu International Trust & Investment Corporation, both are companies organised under the laws of the People’s Republic of China, as lenders (the “Onshore Lenders”) pursuant to the Onshore Loan Agreement (as defined below);

(iii)	Xi’an TCH Energy Technology Co., Ltd. a company organised under the laws of the People’s Republic of China, as borrower (the “Onshore Borrower”) under the Onshore Loan Agreement; and

(iv)	China Cinda (HK) Asset Management Co., Limited, as investor (the “Investor”) pursuant to the Notes Purchase Agreement (defined below), and as agent for the Onshore Lenders for purposes of this Agreement (herein referred to as the “Agent”).
RECITALS
     WHEREAS, the Onshore Lenders and the Onshore Borrower have entered into that certain loan agreement, dated as of August 18, 2010 (the “Onshore Loan Agreement”), pursuant to which the Onshore Lenders will, subject to the terms and conditions therein, make loans (each, a “Loan” and, together, the “Loans”) to the Onshore Borrower in an aggregate amount of up to RMB 100 million;
     WHEREAS, each of the Onshore Lenders will have the right at any time after the making of a Loan, at its option, pursuant to the terms and conditions of the Onshore Loan Agreement, to exchange, and thereupon cancel, all or any part, from time to time, of the outstanding principal amount of the Loan for shares of Common Stock of the Company, as more fully provided for herein,
NOW THEREFORE, the parties hereto agree as follows:
     1. Definitions
     “Agent” has the meaning provided in the preamble hereto.
     “Agreement” has the meaning provided in the preamble hereto.
     “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in Hong Kong, the People’s Republic of China or New York.
     “Common Stock” means the shares of Common Stock, par value US $0.001, of the Company.
     “Company” has the meaning provided in the preamble hereto.
     “Consolidated Earnings” means for any period the consolidated net income of the Company as reported on its consolidated financial statements prepared in accordance with U.S. GAAP, plus:
          (a) the amortised cost for the value of employee stock options, as determined pursuant to U.S. GAAP;

          (b) the amortised cost of the difference between the conversion price applicable to outstanding convertible debt instruments and the full value of the shares of Common Stock issuable on conversion; and
          (c) deferred income tax.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     “GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.
     “Investor” has the meaning provided in the preamble hereto.
     “Onshore Borrower” has the meaning provided in the preamble hereto.
     “Onshore Lenders” has the meaning provided in the preamble hereto.
     “Maturity Date” means the earlier of (a) the third anniversary of the First Closing under the Notes Purchase Agreement; and (b) date on which the Loans become due and payable in full.
     “Outstanding Principal Amount” means the original principal amount of the Loan or Loans, as the case may be, less any portion of the principal amount thereof previously exchanged for shares of Common Stock in accordance with the Onshore Loan Agreement and this Agreement.
     “Securities” means the shares of Common Stock of the Company issuable upon exchange of the Loans.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Transaction Documents” means this Agreement and the other agreements referred to in Section 2 hereof.
     2. Benefit of Additional Agreements
          The Parties to this Agreement also benefit from, and this Agreement should be read in conjunction with:
          (a) the Registration Rights Agreement dated as of August 18, 2010, by and between the Company and the Investor;
          (b) the Amended and Restated Shareholders’ Agreement dated as of August 18, by and among the Company, the Investor and certain other shareholders of the Company or the other parties thereto;
          (c) the Guarantee Agreement, dated as of August 18, 2010, by Mr. Ku Guohua;
          (d) a Share Pledge Agreement dated as of August 18, 2010 by and among Mr. Ku Guohua, the Security Agent (as defined therein) or other parties listed therein;
          (e) the Intercreditor Agreement dated as of August 18, 2010 by and among the Onshore Lenders, the Security Agent, the Onshore Borrower, the Company, the Investor and Mr. Ku Guohua ; and
          (f) the Onshore Loan Agreement.

     3. Exchange Rights
     3.1 Exchange Right and Exchange Price ; Mechanics of Exchange
          (a) Each of the Onshore Lenders have the right, but not the obligation to exchange all or any part of the aggregate Outstanding Principal Amount of the Loans, together with accrued and unpaid interest, if any, in a one-time exchange or, from time to time, in multiple exchanges (each, an “Exchange”), for shares of Common Stock, at any time prior to the Maturity Date, subject to the terms and conditions set forth in this Section 3.
          (b) The exchange price per share of Common Stock for each Exchange on an Exchange Date (as defined below) shall be equal to the lower of (i) $2.46 U.S. Dollars, and (ii) an amount equal to the Company’s Earnings Per Share multiplied by 7 (each of (i) and (ii) a potential “Exchange Price” as the same may be adjusted from time to time in accordance with this Agreement).
          (c) On any Exchange Date, the Earnings Per Share shall be the Consolidated Earnings of the Company for 2010 derived from its audited consolidated financial statements for such fiscal year, divided by the then total number of shares of Common Stock outstanding on a weighted average fully-diluted basis (including the shares of Common Stock that may be issued upon exchange of the Loan and the Note or Notes issued and outstanding pursuant to the Notes Purchase Agreement (using for these purposes the USD/RMB exchange rate equal to the average USD/RMB exchange rate as published by the People’s Bank of China on the second business day prior to the Exchange Date) but excluding any new shares issued, regardless whether issued in connection with current existing warrants or convertible notes, or prior commitments or under Management Incentive Plans, after the First Closing as defined in the Purchase Agreement.
          (d) The number of shares of Common Stock to be issued upon each Exchange of the Loans pursuant to this Agreement shall be determined by dividing the then applicable Exchange Price by the Outstanding Principal Amount and any accrued and unpaid interest to be exchanged.
          (e) After giving effect to the foregoing, in lieu of the Company issuing any fractional shares to the Agent upon exchange of the Loan, the Company shall make an adjustment and make payment in cash to the Agent.
          (f) In the event that either of the Onshore Lenders elects to exchange all or any part of a Loan for shares of Common Stock, the Agent, acting on behalf of the Onshore Lenders, shall give notice of such election by delivering an executed and completed notice of exchange (a “Notice of Exchange”) to the Onshore Borrower, the Company and the other Onshore Lender which Notice of Exchange shall provide a breakdown in reasonable detail of the Outstanding Principal Amount, accrued interest and amounts being exchanged. The date specified in the Notice of Exchange, or if no date is specified, then the 15th day after date of the delivery of the Notice of Exchange, shall be referred to as the “Exchange Date”. A form of Notice of Exchange to be employed by the Agent is annexed hereto as Exhibit A.
          (g) Pursuant to the terms of the Notice of Exchange, the Onshore Borrower or the Company shall deliver, or cause to be delivered, such number of Exchange Shares as determined pursuant to this Agreement via, at the Agent’s election, (i) physical certificates, or (ii) in the event such shares are not “restricted securities” under the Securities Act, electronically through the Depository Trust Company or other established clearing corporation performing similar functions. In the case of the exercise of the exchange rights set forth herein, the exchange privilege shall be deemed to have been exercised and the Exchange Shares issuable upon such exchange shall be deemed to have been issued upon the Exchange Date. The Onshore Lenders shall be treated for all purposes as the beneficial holder of such shares of Common Stock, unless the Agent provides the Onshore Borrower, the Company and the Onshore Lenders written instructions to the contrary.
     3.2 Limitations on Exchange Rights

          Notwithstanding the foregoing and other than by reason of (i) any failure of Mr. Ku Guohua to exercise his rights to subscribe for, purchase or receive shares of Common Stock or (ii) any other action or inaction of Mr. Ku Guohua leading to any reduction of his shareholding in the Company, the Agent undertakes that it will not exercise any Exchange Right if, on a weighted average fully-diluted basis:
          (a) the Onshore Lenders, together with their Affiliates, would thereupon become the largest shareholder of the Company, or
          (b) the Onshore Lenders, together with their Affiliates, would thereupon have a total equity interest in the Company that is greater than an amount that is 5% less than the shareholdings of Mr. Ku Guohua at such time.
               Notwithstanding the foregoing, this Section 3.2 may be, in whole or in part, waived by Mr. Ku Guohua through his written consent.
     3.3 Adjustment Events
          The Exchange Price and number and kind of shares or other securities to be issued upon exchange shall be subject to adjustment from time to time upon the happening of certain events while this exchange right remains outstanding, as follows:
          (a) Merger, Sale of Assets, etc. If (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), or (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company (in any such case, a “Fundamental Transaction”), the Loan, as to the Outstanding Principal Amount thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to exchange into such proportionate number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the exchange right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.
          (b) Reclassification, etc. If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, the Loan, as to the Outstanding Principal Amount thereof and accrued interest hereon, shall thereafter be deemed to evidence the right to exchange for a proportionally adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.
          (c) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Exchange Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of

Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.
          (d) Share Issuance.
1.	So long as the Loan is outstanding, if the Company or any of its affiliates shall issue any public or private shares, convertible bonds, preference shares or other equity instruments, except for shares of Common Stock issued pursuant to its Management Incentive Plans or shares of Common Stock subject to a prior commitment by the Borrower before the effective date of this Note as described in the Disclosure Schedule (“New Shares”), prior to the conversion or payment of the Loan, for a consideration-per-share less than the Exchange Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Exchange Price shall be reduced to such other lower issue price.

2.	So long as the Loan is outstanding, if the Company or any of its affiliates shall issue any public or private shares, convertible bonds, preference shares, or other equity instruments, except for shares of Common Stock issued pursuant to its Management Incentive Plans or shares of Common Stock subject to a prior commitment by the Borrower before the effective date of this Note as described in the Disclosure Schedule, prior to the conversion or payment of the Loan, for a consideration-per-share more than the Exchange Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, any of the Onshore Lenders shall have a preferential right to subscribe all or part of the New Shares.

3.	For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert into New Shares, or the issuance of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Exchange Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.
          (e) If the Company at any time or from time to time, prior to the full exchange of the Loan, shall take any action affecting its Common Stock or share capital similar to or having an effect similar to any of the actions described in this Section 3.3, then, and in each such case, the Exchange Price shall be adjusted in such manner as would be equitable under such circumstances.
          (f) Whenever the Exchange Price is adjusted pursuant to this Section 3.3, the Company shall promptly mail to the Onshore Lenders a notice setting forth the Exchange Price after such adjustment and setting forth a statement of the facts requiring such adjustment.
     3.4 Reservation
     The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon exchange of the Loan, free from all Liens, preemptive rights or any other actual contingent purchase rights of Persons other than any of the Onshore Lenders, not less than one hundred and seventy-five percent (175%) of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 3.4 upon the exchange of the Loan. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, pursuant to the Registration Rights Agreement, shall be registered for public sale in accordance therewith.
4. Representations and Warranties of the Onshore Lenders

     Each of the Onshore Lenders hereby represents and warrants to the Company, that, with respect to such Onshore Lender:
     4.1 Purchase for Own Account
          The Securities to be received by the Agent, if any, upon Exchange of the Loans will be acquired for investment purposes for such Onshore Lender’s own account or the account of one or more of the Onshore Lender’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same.
     4.2 Disclosure of Information
          The Onshore Lenders and the Agent have received all the information they consider necessary or appropriate for deciding whether to purchase the Securities. The Onshore Lenders and the Agent and their advisors have been afforded the opportunity to ask questions of and receive answers from representatives of the Company regarding the terms and conditions of the issuance of Securities and relating to the business, finances and operations of the members of the Company. Notwithstanding the foregoing, each Party acknowledges and agrees that the foregoing shall not in any way limit, reduce or affect the representations and warranties provided by the Company in this Agreement or the right of the Onshore Lenders and the Agent to rely thereon.
     4.3 Regulation S
          (a) Neither the Onshore Lenders nor the Agent is a “U.S. Person” (as defined in Rule 902 of Regulation S under the Securities Act) and the Onshore Lenders are not acquiring the Securities for the account or benefit of any U.S. persons. It understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities in any country or jurisdiction where action for that purpose is required.
          (b) Each of the Onshore Lenders and the Agent agrees that it will not offer, sell or otherwise transfer any of the Securities nor, unless in compliance with the Securities Act, engage in hedging transactions involving such Purchased Securities on or prior to the date which is the minimum period of time as permitted under Rule 144 after the later of the date of this Agreement and the date of the applicable Closing and such later date, if any, as may be required by applicable law. Thereafter each of the Onshore Lenders and the Agent agrees that it will not offer, sell or otherwise transfer any of the Securities, except (A) to the Company, (B) pursuant to a registration statement that has been declared effective under the Securities Act, (C) for so long as any Security is eligible for resale pursuant to Rule 144A under the Securities Act, to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account or for the account of another qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (D) pursuant to offers and sales to Persons who are not “U.S. Persons” (within the meaning of Regulation S) that occur outside the United States within the meaning of Regulation S, or (E) pursuant to Rule 144 or any other available exemption from the registration requirements of the Securities Act. The Onshore Lenders agree that it will give to each Person to whom a Security is transferred a notice substantially to the effect of this paragraph.
          (c) No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the Securities Act), general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Onshore Lenders or the Agent or any of their representatives in connection with the offer and sale of any of the Securities.
     4.4 Restricted Securities

          Each of the Onshore Lenders and the Agent understands that the Securities are characterized as “restricted securities” under Rule 905 of Regulation S under the U.S. federal securities Laws and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each of the Onshore Lenders and the Agent understands that the Securities have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.
     4.5 Legends
          Each of the Onshore Lenders and the Agent understands that the certificates evidencing the Securities issued pursuant to this Agreement may bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE (A) ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO REGULATION S, RULE 144A, OR RULE 144 OF THE SECURITIES ACT. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES”.
     5. Miscellaneous
     5.1 Successors and Assigns
          Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties hereto, provided that each of (i) the Onshore Lenders, and the Agent (with the written consent of the Onshore Lenders) may assign its rights and obligations to any of its Affiliates without consent of the other Parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     5.2 Indemnity
          (a) The Company hereby agrees to indemnify and hold harmless each of the Onshore Lenders and the Agent, and its employees, Affiliates, agents and assigns, from and against any and all Indemnifiable Losses suffered by it, or its employees, Affiliates, agents and assigns, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the members of the Company in or pursuant to this Agreement or any of the other Transaction Documents.
          (b) Any Party seeking indemnification with respect to any Indemnifiable Loss (an “Indemnified Party”) shall give written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”).

          (c) If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 5.2. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party, provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party.
          (d) This Section 5.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.
     5.3 Governing Law
          This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.
     5.4 Dispute Resolution
          (a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.
          (b) If the Dispute is not resolved within sixty (60) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).
          (c) The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration. There shall be one (1) arbitrator selected by the Company and the Investor. If the arbitrator has not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.
          (d) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 5.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 5.4 shall prevail.
          (e) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.
          (f) The arbitrators shall decide any dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

          (g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.
          (h) During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.
          (i) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.
     5.6 Notices
          Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 5.6:
     If to the Company, to:
12/F, Tower A
Chang’an International Building
No. 88 Nanguanzheng Street
Xi’an 710068, China
Attention: Mr. Ku Guohua, Chief Executive Officer
Tel: +86 (29) 8765-1096
Fax: +86 (29) 8765-1099
     If to the Onshore Lenders, to:
     Well Kent International Enterprises (Shenzhen) Company Limited
26/F., Center Commerce Building
No. 88 First Fuhua Road
Futian District, Shenzhen 518026, China
Attention: Mr. Lei Kai
Tel: +86 (755) 8203-1229
Fax: +86 (755) 8203-1408
     China Jingu International Trust & Investment Corporation
No. 33, Finance Street
Xicheng District, Beijing 100140, China
Attention: Mr. Li Peng
Tel: +86 (10) 8808-8487
Fax: +86(755) 8808-6546
     If to the Agent, to:
Room 1101, 11/F.,Tower 1
Admiralty Centre, 18 Harcourt Road
Hong Kong

Attn: Mr. Ma Yilin, Managing Director
Tel: +852 2527-6686
Fax: +852 2804-2135
          Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.
     5.7 Severability
          If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     5.8 Amendments and Waivers
          Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Onshore Lenders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto.
     5.9 Entire Agreement
          This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any term sheet, letter of intent, memorandum of understanding, confidentiality and nondisclosure agreement, or other agreement executed between any Investor and the Company prior to the date of this Agreement, none of which agreements shall continue.
The remainder of this page has been left intentionally blank

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHINA RECYCLING ENERGY CORPORATION
By:
Name:
Title:

WELL KENT INTERNATIONAL ENTERPRISES (SHENZHEN) COMPANY LIMITED
By:
Name:
Title:

CHINA JINGU INTERNATIONAL TRUST & INVESTMENT CORPORATION
By:
Name:
Title:

CHINA CINDA (HK) ASSET MANAGEMENT CO., LIMITED
By:
Name:
Title:

XI’AN TCH ENERGY TECHNOLOGY CO., LTD.
By:
Name:
Title:

Exhibit A
NOTICE OF EXCHANGE
          The undersigned hereby elects to exchange principal of the Loan of CHINA RECYCLING ENERGY CORPORATION, a Nevada corporation (the “Company”), into shares of Common Stock according to the conditions hereof, as of the date written below. No fee will be charged to the holder for any conversion.
     Exchange calculation:
     Date to Effect Exchange:
     Number of shares of Common Stock to be issued:

Agent:
(Print Name of Agent)

By:
Name:
Title: